Exhibit 4.1

THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE OF THIS WARRANT (THE “SECURITIES”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED UNLESS (I) SUCH SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO THE SECURITIES ACT, (II) SUCH SECURITIES MAY BE SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT, (III) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT, OR (IV) THE SECURITIES ARE TRANSFERRED WITHOUT CONSIDERATION TO AN AFFILIATE OF SUCH HOLDER OR A CUSTODIAL NOMINEE (WHICH FOR THE AVOIDANCE OF DOUBT SHALL REQUIRE NEITHER CONSENT NOR THE DELIVERY OF AN OPINION).

NEXGEL, INC.

FORM OF WARRANT TO PURCHASE COMMON STOCK

Warrant No. CW-[●] Number of Warrant Shares: [●] (subject to adjustment)

Original Issue Date: [●], 2026

NexGel, Inc., a Delaware corporation (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, [●] or its registered assigns (the “Holder”) is entitled, subject to the terms set forth below, to purchase from the Company up to the number of shares of Common Stock listed above (each such share, a “Warrant Share” and all such shares, the “Warrant Shares”) at an exercise price per share equal to $10.00 (which reflects $0.50 per share prior to giving effect to the 1-for-20 reverse stock split of the Common Stock effective October 12, 2026) (the “Exercise Price”), in each case as adjusted from time to time as provided in Section 9, upon delivery of an Exercise Notice in accordance with Section 4 in respect of this Warrant to Purchase Common Stock (including any warrants issued in exchange, transfer or replacement hereof, this “Warrant”) at any time and from time to time on or after the original issue date set forth above (the “Original Issue Date”) and on or prior to 5:00 p.m. (New York City time) on the fifth (5th) anniversary of the Original Issue Date (the “Termination Date”), but not thereafter, subject to the following terms and conditions:

This Warrant is one of a series of warrants issued pursuant to that certain Securities Purchase Agreement, dated as of October [●], 2026, by and among the Company and the Investors identified therein (the “Purchase Agreement”). Capitalized terms used but not defined in this Warrant have the meanings given to them in the Purchase Agreement. Notwithstanding anything to the contrary herein, this Warrant is not affected by any cancellation and exchange of Shares for Replacement Notes under Section 2.6 of the Purchase Agreement and shall remain outstanding on its terms.

1. Definitions. For purposes of this Warrant, the following terms have the following meanings:

“Attribution Parties” means, collectively (and each, an “Attribution Party”), (i) any direct or indirect Affiliates of the Holder, (ii) any investment vehicle, including any funds, feeder funds or managed accounts, currently, or from time to time after the date hereof, directly or indirectly managed or advised by the Holder’s investment manager, (iii) any Person acting or who could be deemed to be acting as a Group together with the Holder or any Attribution Parties and (iv) any other Persons whose beneficial ownership of the Common Stock would or could be aggregated with the Holder’s and/or any other Attribution Parties’ for purposes of Section 13(d) or Section 16 of the Exchange Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Maximum Percentage.

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“Closing Sale Price” means, for any security as of any date, the last trade price for such security on the Principal Market for such security, as reported by Bloomberg Financial Markets, or, if the Principal Market begins to operate on an extended hours basis and does not designate the last trade price, then the last trade price of such security prior to 4:00 p.m., New York City time, as reported by Bloomberg Financial Markets, or, if the foregoing do not apply, the last trade price of such security in the over-the-counter market as reported by Bloomberg Financial Markets. If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder or, if they are unable to agree, as determined in good faith by the Board of Directors, whose determination shall be binding absent demonstrable error. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

“Group” has the meaning ascribed to it in Section 13(d) of the Exchange Act and the rules, regulations and jurisprudence thereunder.

“Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, for the Principal Market with respect to the Common Stock that is in effect on the date of delivery of an applicable Exercise Notice, which as of the Original Issue Date is “T+1.”

2. Registration of Warrant. The Company shall register ownership of this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder (which shall include the initial Holder or, as the case may be, any assignee to which this Warrant is permissibly assigned hereunder) from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

3. Registration of Transfers. Subject to compliance with applicable securities laws and the Purchase Agreement, this Warrant and all rights hereunder (including, subject to Section 6.11 of the Purchase Agreement, the registration rights thereunder) are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant in a form reasonably acceptable to the Company, duly executed by the Holder or its agent or attorney, and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and payment, the Company shall register the transfer of all or any portion of this Warrant in the Warrant Register and issue to the transferee a new warrant in substantially the form of this Warrant (any such new warrant, a “New Warrant”) evidencing the portion of this Warrant so transferred, and a New Warrant evidencing the remaining portion of this Warrant not so transferred, if any, to the transferring Holder. The acceptance of a New Warrant by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations in respect of the New Warrant that the Holder has in respect of this Warrant. The Company shall prepare, issue and deliver, at its own expense, any New Warrant under this Section 3. Until due presentment for registration of transfer, the Company may treat the registered Holder hereof as the owner and holder for all purposes, and the Company shall not be affected by any notice to the contrary.

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4. Exercise of Warrant.

(a) All or any part of this Warrant may be exercised by the registered Holder, subject to Section 10, at any time and from time to time on or after the Original Issue Date and on or before the Termination Date.

(b) The Holder may exercise this Warrant by delivering to the Company (i) an exercise notice, in the form attached as Schedule 1 hereto (the “Exercise Notice”), completed and duly signed, and (ii) payment of the aggregate Exercise Price for the number of Warrant Shares as to which this Warrant is being exercised, in cash by wire transfer of immediately available funds to an account designated by the Company; the date on which the last of such items is delivered to the Company (as determined in accordance with Section 12) being an “Exercise Date.” The Company shall have no obligation to inquire with respect to or otherwise confirm the authenticity of the signature on any Exercise Notice or the authority of the Person executing it. The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder. Execution and delivery of an Exercise Notice shall have the same effect as cancellation of the original Warrant and issuance of a New Warrant evidencing the right to purchase the remaining number of Warrant Shares, if any.

(c) This Warrant is exercisable solely for cash, and the Exercise Price may not be satisfied by “cashless” or “net” exercise, by the surrender of this Warrant or Warrant Shares or otherwise, unless the Company agrees otherwise in writing in its sole discretion. Except as provided in Section 5(b), in no event shall the exercise of this Warrant be settled in cash.

(d) The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

5. Delivery of Warrant Shares.

(a) Upon exercise of this Warrant and receipt of the aggregate Exercise Price, the Company shall promptly (and in no event later than the number of Trading Days comprising the Standard Settlement Period following the Exercise Date) cause the Transfer Agent to credit the aggregate number of Warrant Shares to which the Holder is entitled pursuant to such exercise (the “Exercise Shares”) (i) to the Holder’s or its designee’s balance account with The Depository Trust Company (“DTC”) through its Deposit/Withdrawal at Custodian system or (ii) to the Holder or its designee in book-entry form via a direct registration system maintained by or on behalf of the Transfer Agent, in each case so long as either (A) there is an effective registration statement covering the issuance of the Exercise Shares to, or the resale of the Exercise Shares by, the Holder or (B) the Exercise Shares are eligible for resale by the Holder without volume or manner-of-sale restrictions pursuant to Rule 144. If neither (A) nor (B) applies, the Company shall cause the Transfer Agent to issue the Exercise Shares in the name of the Holder or its designee in restricted book-entry form with an appropriate legend regarding restrictions on transferability. The Holder, or any Person so designated by the Holder to receive Exercise Shares, shall be deemed to have become the holder of record of such Exercise Shares as of the Exercise Date, irrespective of the date such Exercise Shares are credited to the Holder’s DTC account or the date of the book-entry positions.

(b) In addition to any other rights available to the Holder, if the Company fails to cause the Transfer Agent to deliver to the Holder or its designee the Exercise Shares in the manner required pursuant to Section 5(a) within the Standard Settlement Period following the Exercise Date (other than a failure caused by incorrect or incomplete information provided by the Holder to the Company), and the Holder or the Holder’s broker on its behalf purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Exercise Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall, within two (2) Trading Days after the Holder’s request, (i) honor its obligation to deliver to the Holder or its designee the Exercise Shares pursuant to Section 5(a) and (ii) pay cash to the Holder in an amount equal to the excess (if any) of the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased in the Buy-In over the product of (A) the number of shares of Common Stock purchased in the Buy-In and (B) the Closing Sale Price of the Common Stock on the Exercise Date. The Holder shall provide the Company written notice promptly after the occurrence of a Buy-In, indicating the amounts payable to the Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Company.

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(c) To the extent permitted by law and subject to Section 5(b), the Company’s obligations to issue and deliver Exercise Shares in accordance with and subject to the terms hereof (including the limitations set forth in Section 10) are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company, and irrespective of any other circumstance that might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Exercise Shares. Subject to Section 5(b), nothing herein shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver Exercise Shares; provided that the Holder shall not be entitled both to require the Company to reinstate the portion of this Warrant for which such exercise was not timely honored and to receive the Exercise Shares that would have been issued if the Company had timely complied with its delivery requirements under Section 5(a).

6. Charges, Taxes and Expenses. Issuance and delivery of Exercise Shares shall be made without charge to the Holder for any issue or transfer tax, Transfer Agent fee or other incidental tax or expense in respect of the issuance of such shares, all of which taxes and expenses shall be paid by the Company; provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the registration of any Warrant Shares or this Warrant in a name other than that of the Holder or an Affiliate thereof. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Warrant Shares upon exercise hereof.

7. Replacement of Warrant. If this Warrant is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for this Warrant, a New Warrant, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and, in each case, a customary and reasonable contractual indemnity, if requested by the Company. If a New Warrant is requested as a result of a mutilation of this Warrant, the Holder shall deliver such mutilated Warrant to the Company as a condition precedent to the Company’s obligation to issue the New Warrant.

8. Reservation of Warrant Shares. The Company covenants that it will, at all times while this Warrant is outstanding, reserve and keep available out of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Warrant Shares upon exercise of this Warrant as herein provided, the number of Warrant Shares that are issuable and deliverable upon the exercise of this entire Warrant, free from preemptive rights or any other contingent purchase rights of Persons other than the Holder (taking into account the adjustments and restrictions of Section 9). The Company covenants that all Warrant Shares so issuable and deliverable shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized, issued, fully paid and non-assessable. The Company will take all such action as may be reasonably necessary to assure that such shares of Common Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any securities exchange upon which the Common Stock may be listed.

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9. Certain Adjustments. The Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant (the “Number of Warrant Shares”) are subject to adjustment from time to time as set forth in this Section 9.

(a) Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides its outstanding shares of Common Stock into a larger number of shares, (iii) combines its outstanding shares of Common Stock into a smaller number of shares or (iv) issues by reclassification of shares of capital stock any additional shares of Common Stock, then in each such case the Number of Warrant Shares shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately before such event. Any adjustment made pursuant to clause (i) of this Section 9(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution; provided that if such record date shall have been fixed and such dividend is not fully paid on the date fixed therefor, the Number of Warrant Shares shall be recomputed accordingly as of the close of business on such record date and thereafter shall be adjusted pursuant to this Section 9(a) as of the time of actual payment of such dividend. Any adjustment pursuant to clause (ii), (iii) or (iv) of this Section 9(a) shall become effective immediately after the effective date of such subdivision, combination or issuance.

(b) Pro Rata Distributions. If, on or after the Original Issue Date, the Company declares or makes any dividend or other pro rata distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including any distribution of cash, stock or other securities, property, options, evidence of indebtedness or any other assets by way of a dividend, spin-off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction, but excluding any distribution of shares of Common Stock subject to Section 9(a), any distribution of Purchase Rights subject to Section 9(c) and any Fundamental Transaction subject to Section 9(d)) (a “Distribution”), then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations or restrictions on exercise of this Warrant, including the Maximum Percentage) immediately before the date on which a record is taken for such Distribution or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for participation in such Distribution; provided that, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, the Holder shall not be entitled to participate in such Distribution to such extent (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Distribution to such extent), and such portion of the Distribution shall be held in abeyance for the benefit of the Holder until such time or times as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted such Distribution (and any Distributions declared or made on such initial Distribution or on any subsequent Distribution held similarly in abeyance) to the same extent as if there had been no such limitation.

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(c) Purchase Rights. If, at any time on or after the Original Issue Date while this Warrant is outstanding, the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations or restrictions on exercise of this Warrant, including the Maximum Percentage) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issuance or sale of such Purchase Rights; provided that, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, the Holder shall not be entitled to participate in such Purchase Right to such extent (and shall not be entitled to beneficial ownership of such Common Stock as a result of such Purchase Right to such extent), and such Purchase Right to such extent shall be held in abeyance for the benefit of the Holder until such time or times as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted such right (and any Purchase Right granted, issued or sold on such initial Purchase Right or on any subsequent Purchase Right held similarly in abeyance) to the same extent as if there had been no such limitation. As used in this Section 9(c), (i) “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities and (ii) “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.

(d) Fundamental Transactions. If, at any time while this Warrant is outstanding, (i) the Company effects any merger or consolidation of the Company with or into another Person in which the Company is not the surviving entity or in which the stockholders of the Company immediately prior to such merger or consolidation do not own, directly or indirectly, at least 50% of the voting power of the surviving entity immediately after such merger or consolidation (other than a reincorporation in a different state or a similar transaction pursuant to which the surviving company remains a public company), (ii) the Company effects any sale to another Person of all or substantially all of its assets (and those of its Subsidiaries, taken as a whole) in one or a series of related transactions, (iii) pursuant to any tender offer or exchange offer (whether by the Company or another Person), holders of capital stock tender shares representing more than 50% of the voting power of the capital stock of the Company and the Company or such other Person, as applicable, accepts such tender for payment, (iv) the Company consummates a stock purchase agreement or other business combination (including a reorganization, recapitalization, spin-off or scheme of arrangement, other than a stock split) with another Person whereby such other Person acquires more than 50% of the voting power of the capital stock of the Company (except for any such transaction in which the stockholders of the Company immediately prior to such transaction maintain, in substantially the same proportions, the voting power of such Person immediately after the transaction) or (v) the Company effects any reclassification of the Common Stock (other than a stock split) or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Common Stock covered by Section 9(a)) (in any such case, a “Fundamental Transaction”), then following such Fundamental Transaction the Holder shall have the right to receive, upon exercise of this Warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the Number of Warrant Shares then issuable upon exercise in full of this Warrant (including any Distributions or Purchase Rights then held in abeyance pursuant to Section 9(b) or Section 9(c)) without regard to any limitations on exercise contained herein (the “Alternate Consideration”). For the avoidance of doubt, neither the Merger nor the conversion of the Notes in accordance with the Note Amendment Documents shall constitute a Fundamental Transaction. The Company shall not effect any Fundamental Transaction in which the Company is not the surviving entity or the Alternate Consideration includes securities of another Person unless, prior to or simultaneously with the consummation thereof, any successor to the Company, surviving entity or other Person (including any purchaser of assets of the Company) assumes in writing the obligation to deliver to the Holder such Alternate Consideration as, in accordance with the foregoing provisions, the Holder may be entitled to receive, and the other obligations of the Company under this Warrant. The provisions of this Section 9(d) shall similarly apply to subsequent transactions analogous to a Fundamental Transaction.

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(e) Adjustment of Exercise Price. Simultaneously with any adjustment to the Number of Warrant Shares pursuant to Section 9(a), the Exercise Price shall be increased or decreased proportionately, so that after such adjustment the aggregate Exercise Price payable hereunder for the adjusted Number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment. In no event may the Exercise Price be adjusted below the par value of the Common Stock then in effect.

(f) Calculations. All calculations under this Section 9 shall be made to the nearest one-tenth of one cent or the nearest whole share, as applicable.

(g) Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 9, the Company shall, at its expense, promptly compute such adjustment in good faith in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment, including a statement of the adjusted Exercise Price and adjusted Number of Warrant Shares (or other securities issuable upon exercise of this Warrant, as applicable), describing the transactions giving rise to such adjustment and showing in detail the facts upon which such adjustment is based; provided that no such certificate shall be required if the information is disseminated by the Company in a filing with the SEC on its EDGAR system or in a press release. Upon written request, the Company will promptly deliver a copy of each such certificate to the Holder and to the Transfer Agent.

(h) Notice of Corporate Events. If, while this Warrant is outstanding, the Company (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock (other than a stock split), including any granting of rights or warrants to subscribe for or purchase any capital stock of the Company or any Subsidiary (excluding any granting or issuance of rights to all of the Company’s stockholders pursuant to a stockholder rights plan), (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Fundamental Transaction or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall deliver to the Holder a notice of such transaction at least four (4) Trading Days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such transaction (unless such information is filed with the SEC on its EDGAR system, in which case no such notice shall be required); provided that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice. In addition, if, while this Warrant is outstanding, the Company authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Fundamental Transaction (other than a Fundamental Transaction under clause (iii) of Section 9(d)), the Company shall deliver to the Holder a notice of such Fundamental Transaction at least thirty (30) days prior to the date such Fundamental Transaction is consummated. The Holder agrees to maintain any information disclosed pursuant to this Section 9(h) in confidence until such information is publicly available and to comply with applicable law with respect to trading in the Company’s securities following receipt of any such information.

(i) Voluntary Adjustment by Company. Subject to the rules and regulations of the Principal Market (including any stockholder approval required thereby), the Company may at any time during the term of this Warrant reduce the then-current Exercise Price to any amount and for any period of time deemed appropriate by the Board of Directors.

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10. Limitations on Exercise.

(a) Beneficial Ownership Limitation. Notwithstanding anything to the contrary contained herein, the Company shall not effect the exercise of any portion of this Warrant, and the Holder shall not have the right to exercise any portion of this Warrant, and any such exercise shall be null and void ab initio and treated as if the exercise had not been made, to the extent that, immediately after giving effect to such exercise, the Holder, together with the Attribution Parties, would beneficially own, as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder, in excess of 4.99% (or, if elected by the Holder under Section 2.5 of the Purchase Agreement, 9.99%) (the “Maximum Percentage”) of the Common Stock that would be issued and outstanding following such exercise. For purposes of calculating beneficial ownership for determining whether the Maximum Percentage is or will be exceeded, the aggregate number of shares of Common Stock beneficially owned by the Holder together with the Attribution Parties shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which the determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, unexercised portion of this Warrant beneficially owned by the Holder or the Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by the Holder or any Attribution Party (including any convertible notes, convertible stock or warrants) that are subject to a limitation on conversion or exercise analogous to the limitation contained herein. For purposes of this Warrant, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the SEC, (B) a more recent public announcement by the Company or (C) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding (such issued and outstanding shares, the “Reported Outstanding Share Number”). Upon the written or oral request of the Holder, the Company shall, within one (1) Business Day, confirm orally and in writing or by email to the Holder the number of shares of Common Stock then outstanding. The Holder shall disclose to the Company the number of shares of Common Stock that it, together with the Attribution Parties, beneficially owns and has the right to acquire through the exercise of derivative securities, and any limitations on exercise or conversion analogous to the limitation contained herein, contemporaneously with or immediately prior to submitting an Exercise Notice. If the Company receives an Exercise Notice from the Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Company shall (x) notify the Holder in writing of the number of shares of Common Stock then outstanding, whereupon, to the extent that such Exercise Notice would otherwise cause the Holder’s (together with the Attribution Parties’) beneficial ownership, as determined pursuant to this Section 10(a), to exceed the Maximum Percentage, the Holder shall notify the Company of a reduced number of Warrant Shares to be purchased pursuant to such Exercise Notice (the number of shares by which such purchase is reduced, the “Reduction Shares”), and (y) as soon as reasonably practicable, return to the Holder any Exercise Price paid for the Reduction Shares. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder and the Attribution Parties since the date as of which the Reported Outstanding Share Number was reported. If the issuance of Common Stock to the Holder upon exercise of this Warrant would result in the Holder, together with the Attribution Parties, being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the Exchange Act), the number of shares so issued by which the Holder’s (together with the Attribution Parties’) aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the Holder and the Attribution Parties shall not have the power to vote or to transfer the Excess Shares. As soon as reasonably practicable after the issuance of the Excess Shares has been deemed null and void, the Company shall return to the Holder the Exercise Price paid by the Holder for the Excess Shares. By written notice to the Company, the Holder may increase the Maximum Percentage to any percentage not in excess of 9.99% specified in such notice; provided that any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company and shall not negatively affect any partial exercise effected prior to such change. Any other change to the Maximum Percentage shall require the Company’s prior written consent.

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(b) This Section 10 shall not restrict the number of shares of Common Stock which the Holder or the Attribution Parties may receive or beneficially own in order to determine the amount of securities or other consideration that the Holder or the Attribution Parties may receive in the event of a Fundamental Transaction as contemplated in Section 9(d). For purposes of clarity, the shares of Common Stock issuable pursuant to the terms of this Warrant in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the Holder or the Attribution Parties for any purpose, including for purposes of Section 13(d) or Section 16 of the Exchange Act and the rules promulgated thereunder, including Rule 16a-1(a)(1). No prior inability to exercise this Warrant pursuant to this Section 10 shall have any effect on the applicability of the provisions of this Section 10 with respect to any subsequent determination of exercisability. The provisions of this Section 10 shall be construed and implemented in a manner otherwise than in strict conformity with its terms to the extent necessary to correct any portion hereof which may be defective or inconsistent with the intended beneficial ownership limitation contained herein, or to make changes or supplements necessary or desirable to properly give effect to such limitation. Except as expressly provided in the last sentence of Section 10(a), the limitation contained in Section 10(a) may not be waived or amended to permit the Maximum Percentage to exceed 9.99%, and shall apply to any successor holder of this Warrant.

(c) Exchange Cap. Unless and until Stockholder Approval is obtained, the Company shall not issue, and the Holder shall not be entitled to receive, Warrant Shares upon exercise of this Warrant to the extent that such issuance would exceed the Exchange Cap applicable to the Holder under Section 2.5 of the Purchase Agreement. Any Exercise Notice shall be deemed reduced to the extent necessary to comply with the foregoing, the Company shall return to the Holder within two (2) Trading Days any Exercise Price paid in respect of the Warrant Shares not issued, and the Holder shall retain the right to exercise this Warrant for such Warrant Shares following receipt of Stockholder Approval. The Company shall seek Stockholder Approval in accordance with Section 5.5 of the Purchase Agreement. At the Company’s election, any Warrant Shares that cannot be issued by reason of this Section 10(c) may instead be issued as pre-funded warrants or held in abeyance for the benefit of the Holder until such time as they may be issued, in each case without any cash settlement. In no event shall the Company be required to settle in cash any Warrant Shares that cannot be issued by reason of this Section 10(c).

11. No Fractional Shares. No fractional Warrant Shares will be issued in connection with any exercise of this Warrant. In lieu of any fractional share that would otherwise be issuable, the number of Warrant Shares to be issued shall be rounded up to the nearest whole share, and no cash shall be paid in respect of any fraction.

12. Notices. Any and all notices or other communications or deliveries hereunder (including any Exercise Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via confirmed email at the email address specified by the Company (or, in the case of notices to the Holder, the email address of the Holder set forth in the Purchase Agreement or the Warrant Register) prior to 5:00 p.m., New York City time, on a Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via confirmed email on a day that is not a Trading Day or later than 5:00 p.m., New York City time, on any Trading Day, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service specifying next-day delivery, or (iv) upon actual receipt by the Person to whom such notice is required to be given, if by hand delivery. The address and email address of the Company for notices hereunder shall be as set forth in Section 9.3 of the Purchase Agreement, or such other address as the Company may designate by notice to the Holder.

13. Warrant Agent. The Company shall initially act as warrant agent under this Warrant. Upon thirty (30) days’ notice to the Holder, the Company may appoint the Transfer Agent or another reputable institution as successor warrant agent, and any successor to such institution’s shareholder services business shall be a successor warrant agent under this Warrant without any further act. Any such successor warrant agent shall promptly give notice of its succession to the Holder at the Holder’s last address as shown on the Warrant Register.

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14. Miscellaneous.

(a) No Rights as a Stockholder. Except as otherwise set forth in this Warrant, the Holder, solely in its capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of capital stock of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in its capacity as the Holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action, receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which it is then entitled to receive upon the due exercise of this Warrant. Nothing contained in this Warrant shall be construed as imposing any liability on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

(b) Further Assurances. Except to the extent waived or consented to by the Holder, the Company shall not, by any action, including amending its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of the Holder under this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Warrant Shares above the amount payable therefor upon exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable Warrant Shares upon the exercise of this Warrant and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction as may be necessary to enable the Company to perform its obligations under this Warrant.

(c) Successors and Assigns. Subject to compliance with applicable securities laws and the Purchase Agreement, this Warrant may be assigned by the Holder. This Warrant may not be assigned by the Company without the written consent of the Holder, except to a successor in the event of a Fundamental Transaction. This Warrant shall be binding on and inure to the benefit of the Company and the Holder and their respective successors and permitted assigns. Nothing in this Warrant shall be construed to give to any Person other than the Company and the Holder any legal or equitable right, remedy or cause of action under this Warrant.

(d) Amendment and Waiver. Any provision of this Warrant may be amended or waived only in a writing signed by the Company and the holders of a majority of the Warrant Shares underlying the Warrants issued under the Purchase Agreement that are then outstanding; provided that any amendment or waiver that disproportionately and adversely affects the Holder relative to the holders of the other Warrants issued under the Purchase Agreement shall require the written consent of the Holder, and no amendment to Section 10(a) shall be effective without the written consent of the Holder.

(e) Acceptance. Receipt of this Warrant by the Holder shall constitute acceptance of and agreement to all of the terms and conditions contained herein.

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(f) Governing Law; Jurisdiction; Waiver of Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Each of the Company and the Holder irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, any other state or federal court located in the State of Delaware) for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby, and irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court or that such suit, action or proceeding is improper or inconvenient. Each of the Company and the Holder irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such Person at the address in effect for notices to it, and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH OF THE COMPANY AND THE HOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS WARRANT.

(g) Headings. The headings herein are for convenience only, do not constitute a part of this Warrant and shall not be deemed to limit or affect any of the provisions hereof.

(h) Severability. If any provision of this Warrant is held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, such provision shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such provision in a valid and enforceable manner, and the remainder of this Warrant shall remain binding upon the parties hereto.

[Remainder of page intentionally left blank; signature page follows.]

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IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its authorized officer as of the Original Issue Date.

NEXGEL, INC.

By:
Name:	Brian J. Kieser
Title:	Interim Chief Executive Officer

[Signature Page to Warrant to Purchase Common Stock]

SCHEDULE 1

FORM OF EXERCISE NOTICE

[To be executed by the Holder to purchase shares of Common Stock under the Warrant]

To: NexGel, Inc. (the “Company”)

Ladies and Gentlemen:

(1) The undersigned is the Holder of Warrant No. CW-[●] (the “Warrant”) issued by the Company. Capitalized terms used but not defined herein have the meanings set forth in the Warrant.

(2) The undersigned hereby exercises its right to purchase _____________ Warrant Shares pursuant to the Warrant.

(3) The undersigned shall pay the aggregate Exercise Price of $_____________ in immediately available funds to the Company in accordance with the terms of the Warrant.

(4) The Warrant Shares shall be delivered (check one):

☐ to the following DWAC account number: _______________________________

☐ in book-entry form via a direct registration system maintained by the Transfer Agent

☐ in restricted book-entry form on the Company’s share register

(5) By its delivery of this Exercise Notice, the undersigned represents and warrants to the Company that (i) it is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended, and (ii) after giving effect to the exercise evidenced hereby, the undersigned (together with the Attribution Parties) will not beneficially own in excess of the number of shares of Common Stock (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended) permitted to be owned under Section 10(a) of the Warrant.

Dated: ______________________

Name of Holder: ________________________________

By:
Name:
Title:

(Signature must conform in all respects to the name of the Holder as specified on the face of the Warrant.)